                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                    VARLEN
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1997

                                 -------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Varlen Corporation, a Delaware corporation (the "Company"), will be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532 on Thursday, May 29, 1997, at 10:00 A.M. (local time), for the following purposes:

    1.  To elect a Board of Directors.

    2. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

    Common stockholders of record at the close of business on April 1, 1997 are entitled to notice of and to vote at the meeting. A complete list of such stockholders is open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company at 55 Shuman Boulevard, Naperville, Illinois 60566-7089.

    A copy of the Company's Summary Annual Report for the fiscal year ended January 31, 1997 is enclosed herewith.

                                         By Order of the Board of Directors,
                                          VICKI L. CASMERE,
                                          SECRETARY

Dated: April 17, 1997

STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089

                                 --------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1997

                                 -------------

                                                                  April 17, 1997

To the Stockholders:

    This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of Varlen Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532 on Thursday, May 29, 1997, at 10:00 A.M. (local time) and at any subsequent time which may be necessary by the adjournment thereof.

    If you were a holder of record of Common Stock of the Company at the close of business on April 1, 1997, you are entitled to vote at the meeting and your presence is desired. If, however, you cannot be present in person, a form of Proxy is enclosed which the Board of Directors of the Company requests you to execute and return as soon as possible. You can, of course, revoke your Proxy at any time before it is voted, if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

    The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its stockholders this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of Proxy. Officers or employees of the Company may solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

    At the close of business on April 1, 1997, 5,780,822 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about April 17, 1997.

                               PROXIES AND VOTING

    The persons named in the accompanying form of Proxy intend to vote Proxies for the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the form of Proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations.

    The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, neither shares withheld in the election of directors nor abstentions will count as negative votes. The other matters being submitted to stockholders at the meeting require the affirmative vote of a majority of the shares voted (including abstention votes) for approval.

    Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when the broker does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on one or more others. These are known as "non-voted" shares. With respect to the matters as to which shares are "non-voted," they will not be counted as a vote.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified or until resignation, removal, disqualification or death as provided in the By-laws of the Company. The nominees for director, together with certain information furnished to the Company by each nominee (see also "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management" herein), are set forth below:

                                                                                      COMMON STOCK OF THE
                                                                                      COMPANY BENEFICIALLY
                                                                                          OWNED AS OF
                                                                                        APRIL 1, 1997(1)
                                                                                  ----------------------------
                            NAME, AGE AND                               DIRECTOR       NUMBER         PERCENT
                        POSITION WITH COMPANY                            SINCE        OF SHARES       OF CLASS
----------------------------------------------------------------------  --------  -----------------   --------
Ernest H. Lorch, 64 ..................................................    1984         4,678shares(2)   0.1%
  Chairman

Richard L. Wellek, 58 ................................................    1983       139,162shares(3)   2.4%
  President and Chief Executive Officer

Rudolph Grua, 68 .....................................................    1993         1,452shares(4)   *

L. William Miles, 63 .................................................    1993         1,452shares(4)   *

Greg A. Rosenbaum, 44 ................................................    1985         6,730shares(4)   0.1%

Joseph J. Ross, 51 ...................................................    1994         2,299shares(4)   *

Theodore A. Ruppert, 66 ..............................................    1971       524,982shares(5)   9.1%

------------------------

 * The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) As of April 1, 1997, all directors, nominees and officers of the Company as a group (11 persons) owned beneficially 773,195 shares of the Company's Common Stock (13.0% of class), 253,502 of which were held directly (including shares which are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares, debentures convertible into shares of the Company's Common Stock and shares held by a sole trustee) and 519,693 of which were held subject to shared voting and dispositive power.

(2) Of such shares, 2,465 are held directly and 2,213 are deemed to be beneficially owned because of the ownership of debentures convertible into shares of the Company's Common Stock.

(3) Of such shares, 50,970 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 88,192 are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.

(4) Held directly.

(5) Of such shares, 5,289 are held directly and 519,693 are deemed to be beneficially owned by Mr. Ruppert solely because he is one of three trustees of each of two trusts in which he and members of his family have an interest.

    Mr. Lorch is Of Counsel to Whitman Breed Abbott & Morgan, attorneys, a position he has held since January 1993. He retired as Chairman and Chief Executive Officer of The Dyson-Kissner-Moran Corporation ("DKM"), a private investment company, in December 1992, a position he held since January 1992. DKM owned approximately 30% of the Common Stock of the Company prior to the Company's purchase of all of the Company's shares owned by DKM in January 1993. Mr. Lorch was President of DKM from June 1984 to January 1992. Mr. Lorch is also a director of Tyler Corporation, a retail supplier of automotive parts that also provides products for fundraising programs and a Director of Dorsey Trailers, Inc., a manufacturer of highway trailers.

    Mr. Wellek was elected President and Chief Executive Officer of the Company in December 1983. From 1968 through 1983 he held various executive and operational positions at the Company.

    Mr. Grua has been Vice Chairman of General Binding Corporation, a manufacturer of business machines and related supplies, since January 1995 and a director since May 1984. Prior to January 1995, Mr. Grua was President and Chief Executive Officer of General Binding Corporation, positions he had held since May 1984.

    Mr. Miles is Vice President for Administration at Fairfield University, Connecticut, a position he has held since July 1992. From February 1988 to June 1992 he was Senior Vice President of Call Interactive, a provider of interactive telephone services. Mr. Miles is also a director of Bouton Corporation, a manufacturer of safety glasses.

    Mr. Rosenbaum has been President of Palisades Associates, Inc., a merchant banking and consulting company, since August 1989. Mr. Rosenbaum is also a director of Richey Electronics, Inc., a distributor of electronic components, a position he has held since April 1993 and a director of McLaren/Hart, Inc., an environmental services consulting firm to large corporations, including, among others, the Company. Mr. Rosenbaum does not currently own any interest in McLaren/Hart, Inc., but will have the opportunity to purchase an equity position during 1997.

    Mr. Ross is Chairman, President and Chief Executive Officer of Federal Signal Corporation, a manufacturer of public safety, signaling and communications equipment. He has been Chairman of Federal Signal since February 1990 and has served as its President and Chief Executive Officer since December 1987.

    Mr. Ruppert is, and has been for more than the last five years, a general partner in the Village Development Partnership, a real estate, manufacturing and oil development holding company; Chairman, Chief Executive Officer and a director of Glaize Development Corporation, a real estate developer; and a director of Pioneer Bank & Trust Company. (See "Security Ownership of Certain Beneficial Owners and Management" herein.)

    During the fiscal year ended January 31, 1997 ("1996"), the Board of Directors held nine meetings. The Board does not have a nominating committee; it does have an Audit Committee consisting of

Messrs. Grua, Ross and Ruppert and a Compensation Committee consisting of Messrs. Lorch, Miles and Rosenbaum. The primary function of the Audit Committee, which during 1996 held two meetings, is to review the scope and results of each year's annual audit, as well as the Company's internal control procedures. The primary functions of the Compensation Committee, which during 1996 held three meetings, are to review and approve the compensation of the Company's executive officers and operating unit presidents and to administer the Company's stock option and purchase plans. Each director attended more than 85% of the meetings of the Board of Directors and committees on which he served during 1996.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

    COMPENSATION PHILOSOPHY

    The Executive Compensation program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of outside directors, and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans. The following program components have been designed to meet these objectives:

    BASE SALARY

    The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

        (1) the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities, complexity and scope of markets, sales volume, technological requirements, business strategy, etc. The evaluation process results in the assignment of a position grade;

        (2) salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies;

        (3) individual performance, within established base salary ranges.

    The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. Each year the Company compares base salary, bonus, and salary ranges of its executives to those of similar positions in comparable companies as reported in a salary survey conducted by an independent consulting firm. Independent surveys are also used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position in their respective salary ranges. The amount of increase will vary with individual performance against established performance objectives.

    ANNUAL INCENTIVE -- a target bonus is paid when both financial performance (E.G., consolidated return on invested capital/return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives within the control of the executive beyond normal position expectations.

    If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

    LONG-TERM CONSISTENCY BONUS -- provides direct correlation of additional compensation opportunity with consistent achievement of annual incentive goals over a multi-year period. This bonus is contingent upon achievement of financial and individual performance objectives for more than one year of a three-year period. If minimum objectives are not met, no consistency bonus is paid.

    STOCK OPTIONS -- rewards executives for long-term strategic management and enhancement of stockholder value. Options also promote recruitment and retention of key executive personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon an overall evaluation of each executive. Outstanding options held are not considered in the award of new options.

    1993 DEFERRED INCENTIVE STOCK PURCHASE PLAN

    The Purchase Plan was adopted by the Board of Directors of the Company on March 29, 1993, and became effective when it was approved by stockholders on May 25, 1993. The Purchase Plan provides for the offer to selected officers and other key employees of rights to purchase Common Stock of the Company. Within thirty days after receipt of an offer, each offeree seeking to participate in the Purchase Plan must execute a deferred purchase right agreement evidencing the offeree's commitment to purchase a specified number of shares of Common Stock of the Company at a specified price at the expiration of five years. Payments are made quarterly. A purchase right shall also entitle the offeree to receive a cash bonus equivalent to the amount of dividends which would have been payable on the number of shares the offeree committed to purchase under the purchase right, when and as dividends are paid on the Common Stock.

    COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

    As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and annual incentive bonus) and long-term (long-term consistency bonus, stock purchase plan and stock options). The compensation of the CEO serves as a model for this pay-for-performance program. Sales for the 1996 fiscal year were the highest in Company history while earnings were the second highest. Net sales rose 6% to a record $409,475,000 from $386,987,000 in 1995. While net earnings of $17,857,000 could not keep pace with the record net earnings of $19,609,000 in 1995, earnings before interest, taxes, depreciation and amortization were at a record $59,669,000 in 1996 or a 12% increase over the $53,432,000 in 1995. The Company's book value per share increased to an all time high of $19.10 or 15% above the $16.60 in 1995 and $13.42 in 1994, after restatement for the 1996 10% stock dividend. In addition, significant steps were taken to advance Varlen's long-term strategy.

    Mr. Wellek's action and leadership played a key role in the achievement of the Company's strategic objectives and strong performance. Varlen is now significantly larger, more international, and positioned for further growth. Of his annual incentive, 65% was objectively determined based upon return on invested capital, which was 9.6% in 1996. Although this return was lower than the record level set in 1995, it was consistent with the long-term strategic direction the board of directors approved. The balance of the annual incentive, 35%, was based upon non-financial goals. Achievement of these non-financial goals included the profitable divestiture of a non-strategic subsidiary, organizational development and succession planning, and successfully completing the acquisition and integration of Brenco, Incorporated. In addition, Mr. Wellek qualified for a long-term bonus based upon the Company's performance over a multi-year period. Base salary adjustments for Mr. Wellek were made after an independent competitive analysis was performed and was based upon the Company's larger size and complexity as well as his performance.

OTHER MATTERS

    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Company does not believe that compensation currently paid to its executives is affected by the limitation on tax deductibility. However, the Company intends to annually review its compensation plans in the context of the requirements for tax deductibility under the rules, and to determine whether, and to what extent, revisions of such plans are necessary or desirable.

                                          Respectfully submitted
                                          Greg A. Rosenbaum (Chairman)
                                          Ernest H. Lorch
                                          L. William Miles

April 7, 1997

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four executive officers who earned compensation during fiscal 1996, based on salary and bonus earned during 1996.

                                                                                 LONG-TERM COMPENSATION
                                                                             ------------------------------
                                                      ANNUAL COMPENSATION      SECURITIES         LONG-
                                                                               UNDERLYING          TERM
                                            FISCAL   ----------------------       STOCK         INCENTIVE      ALL OTHER
        NAME           PRINCIPAL POSITION    YEAR      SALARY      BONUS(1)    OPTIONS(2)        PAYOUTS         COMP.
--------------------  --------------------  ------   -----------   --------  ---------------   ------------   -----------
Richard L. Wellek     President, CEO and     1996    $   405,828   $307,582      9,900          $236,172(8)   $ 95,783(3)
                      Director               1995        382,092    288,751      9,075(11)       211,904(8)    101,515(3)
                                             1994        364,596    275,625      9,680(11)       181,333(8)     85,542(3)
Raymond A. Jean       Exec. VP and COO       1996        263,328    175,028      7,700           130,744(9)     53,544(4)
                                             1995        247,506    158,000      7,865(11)       113,115(9)     55,913(4)
                                             1994        231,667    145,722      7,260(11)        94,043(9)     45,018(4)
George W. Hoffman     Vice President         1996        187,229     28,723      4,400            26,510(10)    20,806(5)
                                             1995        178,615     78,480      4,235(11)        26,510(10)    34,150(5)
                                             1994        171,422     37,500      4,840(11)        26,510(10)    22,186(5)
Richard A. Nunemaker  VP Finance, CFO        1996        176,750    106,800      4,400            85,621(10)    33,059(6)
                                             1995        169,083     98,890      4,235(11)        77,403(10)    35,109(6)
                                             1994        160,333     97,222      4,840(11)        66,788(10)    31,604(6)
Vicki L. Casmere      VP, General            1996        112,566     45,000      2,200                 0         7,225(7)
                      Counsel and            1995            N/A        N/A        N/A               N/A           N/A
                      Secretary (12)         1994            N/A        N/A        N/A               N/A           N/A

--------------------------
(1) Reflects bonus earned during the fiscal year. All bonuses were paid during the following fiscal year.

(2) Number of shares of Common Stock subject to options granted in 1996, 1995 and 1994, respectively.

(3) Consists of $12,875, $14,310 and $13,560 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $58,491, $62,521 and $48,266 to the Company's Shadow 401(k) Plan; $12,000, $12,000 and $12,000
    for services as a director of the Company and $12,417, $12,684 and $11,716 in other miscellaneous non-cash benefits in 1996, 1995 and 1994, respectively.

(4) Consists of $12,875, $14,310 and $13,560 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $29,184, $30,653 and $21,586 to the Company's Shadow 401(k) Plan and $11,485, $10,950 and $9,872
    in other miscellaneous non-cash benefits in 1996, 1995 and 1994, respectively.

(5) Consists of $6,403, $14,310 and $13,560 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $6,967, $6,306 and $1,828 to the Company's Shadow 401(k) Plan and $7,436, $13,534 and $6,798 in other miscellaneous non-cash benefits in 1996, 1995 and 1994, respectively.

(6) Consists of $12,875, $14,310 and $13,560 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $14,951, $15,790 and $12,711 to the Company's Shadow 401(k) Plan and $5,233, $5,009 and $5,333 in other miscellaneous non-cash benefits in 1996, 1995 and 1994, respectively.

(7) Consists of $2,869 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan and $4,356 in other miscellaneous non-cash benefits.

(8) Includes $66,275 in non-cash compensation earned under the Deferred Incentive Stock Purchase Plan in each of 1996, 1995 and 1994.

(9) Includes $39,765 in non-cash compensation earned under the Deferred Incentive Stock Purchase Plan in each of 1996, 1995 and 1994.

(10) Includes $26,510 in non-cash compensation earned under the Deferred Incentive Stock Purchase Plan in each of 1996, 1995 and 1994.

(11) Restated for a 10 percent stock dividend in 1996.

(12) Ms. Casmere was appointed Vice President, General Counsel and Secretary of the Company in April of 1996.

SUMMARY OF LONG-TERM INCENTIVE PLANS

    The following table presents information concerning compensation earned under long-term incentive plans during the most recent fiscal year for the Company's Chief Executive Officer and each of the Company's three executive officers who earned compensation under long-term incentive plans during fiscal 1996.

                                                                                               ESTIMATED FUTURE
                                                                                              PAYOUTS UNDER NON-
                                                                                               STOCK PRICE-BASED
                                                                            PERFORMANCE OR           PLANS
                                                        NUMBER OF SHARES,    OTHER PERIOD     -------------------
                                                         UNITS OR OTHER    UNTIL MATURATION     DOLLAR VALUE OF
                         NAME                               RIGHTS(1)        OR PAYOUT(2)      ESTIMATED PAYOUT
------------------------------------------------------  -----------------  -----------------  -------------------
Richard L. Wellek
  Deferred Incentive Stock Plan(3)(4)............ 1996         45,375        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1996                                            $   169,897
Raymond A. Jean
  Deferred Incentive Stock Plan(3)(5)............ 1996         27,225        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1996                                                 90,979
George W. Hoffman
  Deferred Incentive Stock Plan(3)(6)............ 1996         18,150        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1996                                                      0
Richard A. Nunemaker
  Deferred Incentive Stock Plan(3)(6)............ 1996         18,150        April 30, 1998
  Long-Term Consistency Bonus(7)................. 1996                                                 59,111

------------------------

(1) These are Deferred Incentive Stock Purchase Plan rights which were granted in 1993. These amounts were restated for a 10 percent stock dividend in 1996.

(2) The final payment to acquire the Common Stock under the Deferred Incentive Stock Purchase Plan is due April 30, 1998. Payments to acquire the shares are made ratably over a five year period from the date of grant.

(3) This compensation represents the amortization of the difference between the purchase price and fair market value of stock at the date of grant which is amortized over five years. See discussion of the 1993 Deferred Incentive Stock Purchase Plan in the Executive Compensation section of this Proxy Statement.

(4) Compensation earned under the Deferred Incentive Stock Purchase Plan was $66,275 in 1996 and is included in Long-Term Compensation in the Summary Compensation Table above.

(5) Compensation earned under the Deferred Incentive Stock Purchase Plan was $39,765 in 1996 and is included in Long-Term Compensation in the Summary Compensation Table above.

(6) Compensation earned under the Deferred Incentive Stock Purchase Plan was $26,510 in 1996 and is included in Long-Term Compensation in the Summary Compensation Table above.

(7) Represents compensation under the Long-Term Consistency Bonus which was earned in 1996 and paid in 1997 and is included in Long-Term Compensation in the Summary Compensation Table above. See additional discussion in the Executive Compensation section of this Proxy Statement.

DIRECTOR COMPENSATION

    During 1996, directors were paid $12,000 per year for their services with the Chairman of the Board receiving an additional $5,000 per year and each committee chairman receiving an additional $2,500 per year for serving in such capacity. In addition, directors who are not employees of the Company ("Outside Directors") receive $750 per board of directors meeting attended ($250 per board of directors meeting by telephone) and $750 per committee meeting attended ($500 if the committee meeting is in conjunction with a board of directors meeting). Outside Directors also receive an annual award of 363 shares of the Company's Common Stock.

STOCK PERFORMANCE CHART

    The following chart compares the change in the value of $100 invested in the Company's Common Stock with $100 invested in the S&P 500 Index and the S&P Manufacturing and Diversified Industry Group Index during the five fiscal years ended January 31, 1997. The comparison assumes $100 was invested on January 31, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL VALUE
(VARLEN CORPORATION, S&P 500, S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                  S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP
           VARLEN CORPORATION   S&P 500 INDEX                           INDEX
1992                  $100.00          $100.00                                                $100.00
1993                  $183.17          $110.57                                                $107.60
1994                  $250.44          $124.76                                                $133.13
1995                  $231.36          $125.41                                                $132.87
1996                  $258.67          $173.85                                                $194.74
1997                  $229.74          $219.61                                                $255.64

OPTION GRANTS DURING 1996

    The following table provides information related to options granted to the named executive officers during 1996:

                                                                                                         POTENTIAL REALIZABLE VALUE
                                                           INDIVIDUAL GRANTS                             AT ASSUMED ANNUAL RATES OF
                                -----------------------------------------------------------------------   STOCK PRICE APPRECIATION
                                    NUMBER OF          % OF TOTAL                  MARKET                            FOR
                                    SECURITIES       OPTIONS GRANTED              PRICE ON                     OPTION TERM(1)
                                UNDERLYING OPTIONS   TO EMPLOYEES IN   EXERCISE   DATE OF    EXPIRATION  ---------------------------
             NAME                   GRANTED(2)            1996         PRICE(3)    GRANT        DATE       0%        5%       10%
------------------------------  ------------------   ---------------   --------   --------   ----------  -------  --------  --------
Richard L. Wellek.............        9,900                 11.5%       $   18.07  $   20.91  04/02/06   $28,116  $158,303  $358,035
Raymond A. Jean...............        7,700                  8.9            18.07      20.91  04/02/06    21,868   123,124   278,472
George W. Hoffman.............        4,400                  5.1            18.07      20.91  04/02/06    12,496    70,357   159,127
Richard A. Nunemaker..........        4,400                  5.1            18.07      20.91  04/02/06    12,496    70,357   159,127
Vicki L.
  Casmere.....................        2,200                  2.5            18.07      20.91  04/02/06     6,248    35,178    79,563

------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting periods.

(2) Options become exercisable 20% after each of the first four years since their issuance with all options exercisable after 4 1/2 years.

(3) The option exercise price may be paid in cash or by delivery of shares of Common Stock owned either by the optionee prior to the exercise of the option or, for certain options with the consent of the Compensation Committee, by the optionee as a result of the exercise of the option.

OPTION EXERCISES DURING 1996 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during 1996 and the number and value of options held at fiscal year end. The Company does not have any stock appreciation rights.

                                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                                                      OPTIONS AT FISCAL YEAR END      FISCAL YEAR END(1)
                                   SHARES ACQUIRED                    --------------------------  --------------------------
              NAME                   ON EXERCISE     VALUE REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------------  ---------------  -----------  -------------  -----------  -------------
Richard L. Wellek...............              0         $       0         80,283        27,324     $ 738,427    $    67,991
Raymond A. Jean.................              0                 0         36,420        21,615       315,074         54,053
George W. Hoffman...............              0                 0         21,422        12,870       180,300         32,100
Richard A. Nunemaker............              0                 0         14,729        12,870       116,121         32,100
Vicki L. Casmere................              0                 0              0         2,200             0          2,596

------------------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 31, 1997 was $19.25. Value is calculated on the basis of the difference between the option exercise prices and $19.25 multiplied by the number of shares of Common Stock underlying the option.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    The Company has severance agreements with Messrs. Wellek, Hoffman, Jean and Nunemaker, which provide for payments to such executive officers in the event their employment by the Company is terminated without cause (as defined) after a "Change in Control" of the Company. Subject to the terms and conditions of these agreements, such payments are to be made at the rate of the terminated executive officer's base salary (including the average of annual cash bonuses for the prior three years), on a monthly basis and for a period of three years in the case of Mr. Wellek, or two years in the case of Messrs. Hoffman, Jean and Nunemaker, commencing on the date of termination. For purposes of this agreement, "Change in Control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred if: (i) any Person or Group (as those terms are defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the record or "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more of the securities of the Company entitled to vote generally in the election of directors of the Company; or (ii) a reorganization, merger, consolidation, complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company or other similar transaction (in each case, other than pursuant to any bankruptcy, insolvency or similar law) occurs; or (iii) a change occurs in the composition of a majority of the board of directors of the Company as constituted on January 1, 1993, excluding any change where nomination of a successor director was approved by at least a majority of those members who are members of the board on January 1, 1993, or their successors if so approved for nomination by a majority of the board. In addition, if Mr. Wellek receives "Change in Control" payments in excess of certain limitations set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and is therefore subject to a 20% excise tax on such payments, the Company will reimburse Mr. Wellek for such excise tax plus the income and excise taxes thereon.

PENSION PLANS

    Effective January 1, 1986, the Company instituted the Varlen Profit Sharing & Retirement Savings Plan (the "401(k) Plan"), a defined contribution plan, in which Mr. Wellek, Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere are participants. The Company also maintains the Supplemental Executive Retirement Plan of Varlen Corporation and its Participating Subsidiaries (the "SERP Plan") and the Varlen Corporation Excess Benefits Plan (the "Shadow 401(k) Plan") in which Mr. Wellek, Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere participate.

    The following table sets forth, where applicable, the current covered compensation under each plan and the total number of years of credited service for benefit plan purposes for Mr. Wellek, Mr. Jean, Mr. Hoffman, Mr. Nunemaker and Ms. Casmere. Covered compensation under the plans consists of total cash compensation, except that the 401(k) Plan is limited by law to $150,000 in calendar 1996 and $160,000 in calendar 1997. Under the SERP Plan, bonuses are attributed to the year they are earned instead of the year they are paid. Amounts paid in lieu of dividends under the Deferred Incentive Stock Purchase Plan are excluded from compensation under the SERP and Shadow 401(k) plans.

                                                                        COVERED COMPENSATION
                                                                 ----------------------------------    CREDITED
                                                                                SERP       SHADOW      SERVICE
                             NAME                                  401(K)       PLAN       401(K)      TO DATE
---------------------------------------------------------------  ----------  ----------  ----------  ------------
Richard L. Wellek..............................................  $  150,000  $  883,308  $  883,308      29 years
Raymond A. Jean................................................     150,000     529,336     529,336       9 years
George W. Hoffman..............................................     150,000     215,952     215,952      17 years
Richard A. Nunemaker...........................................     150,000     342,661     342,661      11 years
Vicki L. Casmere...............................................      90,000         N/A         N/A      4 months

    The 401(k) Plan is maintained for the benefit of all eligible salaried and certain hourly employees of the Company and its participating subsidiaries, including the officers mentioned above. The eligibility requirement of the 401(k) Plan is six months of continuous service. The Employee Retirement Income Security Act of 1974 places certain limitations on amounts contributed under the 401(k) Plan.

    The 401(k) Plan provides for both employee and employer contributions. Employees may contribute up to 14% of total cash compensation during the calendar year, subject to certain limitations under Federal income tax law ($9,240 in calendar 1995 and $9,500 in calendar 1996 and 1997). Amounts contributed by an employee are not subject to income tax until the funds are withdrawn from the plan. Employer contributions are divided into two parts. First, the Company pays 25% of the amount contributed by the employee, up to 6% of total compensation. Second, there is a profit sharing contribution made to the account of each participant regardless of whether any employee contributions are made. The profit sharing contribution cannot be less than 2% of compensation per year and may be higher, based on the financial performance of the Company and established guidelines.

    Participants are immediately 100% vested with respect to their own contributions and any matching contributions. Profit sharing contributions are subject to a vesting schedule under which the participant becomes 40% vested after two years of service. An additional 20% vests after each additional year of service thereafter until the participant becomes 100% vested after 5 years of service. The vested portion of the participant's account balance becomes payable in a lump sum or in installments upon the earliest to occur of retirement, disability, death or termination of employment.

    Effective January 1, 1988, the Shadow 401(k) Plan was instituted to provide additional benefits to certain executives, as determined by the Board of Directors. In this funded plan, benefits are earned based on the application of any or all three IRS limitations with respect to the 401(k) Plan. Participants' Shadow 401(k) Plan accounts are credited with matching contributions or discretionary profit sharing contributions which are disallowed from the 401(k) Plan because of the limit on individual contributions ($9,500 in calendar 1996), the limit on covered compensation ($150,000 in calendar 1996), or the limit on total contributions of $30,000 or 25% of compensation from all sources. Account balances are adjusted for investment earnings or losses quarterly and all benefits earned are subject to the same vesting and payment schedule as is applied to the 401(k) Plan.

    The SERP Plan is an unfunded plan designed to provide supplemental retirement benefits to certain executives selected by the Board of Directors. At age 62 with 15 years of service, the executive is entitled upon retirement to full supplemental retirement benefits which, when added to the executive's total annual retirement benefit, equals 50% of the average of the five highest years of the final ten years of covered compensation. Any such executive may retire at age 55 or any age thereafter prior to age 62 with at least 15 years of service with reduced benefits. Executives with less than 15 years of service can also retire at age 62 or thereafter with reduced benefits. To compute the reduced benefits, the 50% factor is reduced by 3.3% for each year of service less than the required 15 years at age 62, and for each year of retirement prior to age 62.

    The following table sets forth the annual retirement benefit payable under the SERP Plan to participants retiring at age 62 in 1996. These benefits will be reduced by any profit sharing benefits from the 401(k) Plan or the Shadow 401(k) Plan, company funded retirement benefits from prior pension plans and 50% of primary Social Security benefits. Benefits are unreduced for retirement starting at age 62, with 15 years of credited service.

                                                         ANNUAL BENEFITS FOR GIVEN YEARS OF SERVICE
                                                       ----------------------------------------------
                COVERED COMPENSATION                       15          20          25          30
-----------------------------------------------------  ----------  ----------  ----------  ----------
$150,000.............................................  $   75,000  $   75,000  $   75,000  $   75,000
 200,000.............................................     100,000     100,000     100,000     100,000
 250,000.............................................     125,000     125,000     125,000     125,000
 300,000.............................................     150,000     150,000     150,000     150,000
 350,000.............................................     175,000     175,000     175,000     175,000
 400,000.............................................     200,000     200,000     200,000     200,000
 450,000.............................................     225,000     225,000     225,000     225,000
 500,000.............................................     250,000     250,000     250,000     250,000
 550,000.............................................     275,000     275,000     275,000     275,000
 600,000.............................................     300,000     300,000     300,000     300,000
 650,000.............................................     325,000     325,000     325,000     325,000
 700,000.............................................     350,000     350,000     350,000     350,000
 750,000.............................................     375,000     375,000     375,000     375,000
 800,000.............................................     400,000     400,000     400,000     400,000
 850,000.............................................     425,000     425,000     425,000     425,000
 900,000.............................................     450,000     450,000     450,000     450,000

    The SERP Plan also contains optional methods of benefit payment, payments to the surviving beneficiary of an employee and other qualifications to the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Lorch, Miles and Rosenbaum, all independent directors, comprise the Company's Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the ownership of shares of the Company's Common Stock by (i) persons who were the beneficial owners, as of April 1, 1997, of more than 5% of the outstanding shares of the Company's Common Stock and (ii) the Company's five most highly compensated executive officers.

                                                                                              NUMBER
                                                                                             OF SHARES
                                                                                            BENEFICIALLY PERCENT OF
                         NAME AND ADDRESS OF 5% BENEFICIAL OWNER                               OWNED        CLASS
------------------------------------------------------------------------------------------  -----------  -----------
The Prudential Insurance Company of America...............................................     706,772        12.2%
751 Broad Street
Newark, New Jersey 07102

HBK Investments L.P.......................................................................     527,623(1)       8.4%
777 Main Street, Suite 2750
Fort Worth, Texas 76102

Berenice T. Ruppert, Richard W. Ruppert and Theodore A. Ruppert, as trustees..............     519,693(2)       9.0%
One Barclay Woods Drive
St. Louis, Missouri 63124

Lazard Freres & Co. LLC...................................................................     400,380         6.9%
30 Rockefeller Plaza
New York, New York 10020

Putnam Investments, Inc...................................................................     364,727         6.3%
One Post Office Square
Boston, Massachusettes 02109

Pioneering Management Corporation.........................................................     360,000         6.2%
60 State Street
Boston, Massachusettes 02109

Dimensional Fund Advisors.................................................................     327,715         5.7%
1299 Ocean Avenue
Santa Monica, California 90401

Investment Counselors of Maryland, Inc....................................................     322,000         5.6%
803 Cathedral Street
Baltimore, Maryland 21201

Barclays Global Investors, N.A............................................................     309,598         5.4%
45 Fremont Street
San Francisco, California 94105

                                                                                               NUMBER
                                                                                             OF SHARES
                                                                                            BENEFICIALLY    PERCENT
                                NAME OF EXECUTIVE OFFICER                                      OWNED       OF CLASS
------------------------------------------------------------------------------------------  ------------  -----------

Richard L. Wellek.........................................................................     139,162(3)       2.4%

Raymond A. Jean...........................................................................      47,549(4)       0.8%

George W. Hoffman.........................................................................      24,977(5)       0.4%

Richard A. Nunemaker......................................................................      19,474(6)       0.3%

Vicki L. Casmere..........................................................................         440(7)      *

------------------------

* The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) Such shares are deemed to be beneficially owned solely because of its ownership of debentures convertible into shares of the Company's Common Stock.

(2) Such shares are held by two trusts, each of which has three trustees. The trusts are for the benefit of Berenice T. Ruppert and members of her family. Excludes 5,289 shares held directly by Theodore A. Ruppert.

(3) Of such shares, 50,970 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 88,192 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(4) Of such shares, 4,930 are held directly and 42,619 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(5) Of such shares, 3,346 are held directly and 21,631 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(6) Of such shares, 961 are held directly and 18,513 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(7) Deemed to be beneficially owned solely because of her ownership of currently exercisable options to acquire such shares.

                              INDEPENDENT AUDITORS

    The Board of Directors of the Company intends to appoint, subject to final proposal acceptance, the firm of Deloitte & Touche LLP as its independent auditors for the fiscal year ending January 31, 1998. Deloitte & Touche LLP served in such capacity for the Company's preceding fiscal year. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 18, 1997 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                              VARLEN CORPORATION
                                          BY  RICHARD L. WELLEK
                                              President and Chief
                                              Executive Officer

    It is important that Proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to fill in, sign, date and return the enclosed Proxy.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, filed with the Securities and Exchange Commission, may be obtained without charge by any stockholder of the Company of record as of April 1, 1997 by writing to: Mr. Richard A. Nunemaker, Vice President, Finance and Chief Financial Officer, Varlen Corporation, 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089.

                      VARLEN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             SUMMARY OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          1996       1995*       1994*       1993*       1992*
                                                       ----------  ----------  ----------  ----------  ----------
Net sales............................................  $  409,475  $  386,987  $  341,521  $  291,908  $  266,054
                                                       ----------  ----------  ----------  ----------  ----------
Earnings before income taxes.........................      31,831      34,706      25,854      18,723      14,374
Income tax expense...................................      13,974      15,097      11,092       7,957       6,706
                                                       ----------  ----------  ----------  ----------  ----------
Earnings before cumulative effect of change in
  accounting principle...............................      17,857      19,609      14,762      10,766       7,668
Cumulative effect of change in accounting
  principle..........................................          --          --          --          --      (1,351)
                                                       ----------  ----------  ----------  ----------  ----------
Net earnings.........................................  $   17,857  $   19,609  $   14,762  $   10,766  $    6,317
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
-----------------------------------------------------------------------------------------------------------------

Gross profit as a percent of sales...................        24.5%       25.0%       23.7%       24.0%       23.8%
Earnings before cumulative effect of change in
  accounting principle as a percent of sales.........         4.4%        5.1%        4.3%        3.7%        2.9%
-----------------------------------------------------------------------------------------------------------------
Effective tax rate before cumulative effect of change
  in accounting principle............................        43.9%       43.5%       42.9%       42.5%       46.7%
-----------------------------------------------------------------------------------------------------------------
Per share data--primary:
  Earnings before change in accounting principle.....  $     2.96  $     3.19  $     2.44  $     1.80  $     0.95
  Net earnings.......................................        2.96        3.19        2.44        1.80        0.78
Per share data--fully diluted:
  Earnings before change in accounting principle.....        2.27        2.43        1.92        1.57        0.95
  Net earnings.......................................        2.27        2.43        1.92        1.57        0.78

Dividends declared...................................        0.36        0.35        0.33        0.33        0.33
-----------------------------------------------------------------------------------------------------------------
Weighted average number of shares--primary...........       6,023       6,141       6,064       5,986       8,081
Weighted average number of shares--fully diluted.....       9,078       9,199       9,136       8,062       8,081
-----------------------------------------------------------------------------------------------------------------

* The per share data and weighted average number of shares outstanding were restated for a 10% stock dividend in 1996. In addition, 1994, 1993 and 1992 include the affects of a 10% stock dividend in 1995, and 1992 also includes the affects of a 3 for 2 stock split effected in the form of a stock dividend in 1993.

                      VARLEN CORPORATION AND SUBSIDIARIES
                         SUMMARY OF FINANCIAL CONDITION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          1996       1995*       1994*       1993*       1992*
                                                       ----------  ----------  ----------  ----------  ----------
Total assets.........................................  $  393,878  $  230,874  $  220,186  $  186,264  $  180,666
-----------------------------------------------------------------------------------------------------------------
Working capital......................................  $   69,461  $   67,044  $   57,713  $   49,046  $   39,570
  Ratios:
    Current assets to current liabilities............       2.1/1       2.5/1       2.1/1       2.4/1       1.9/1
    Average inventory turnover.......................         6.8         7.2         6.7         6.1         5.7
    Average accounts receivable turnover.............         7.9         8.4         8.2         8.1         7.5
-----------------------------------------------------------------------------------------------------------------
Net property, plant and equipment....................  $  124,580  $   69,675  $   59,636  $   52,867  $   54,779
Capital expenditures.................................      18,193      23,427      14,701      11,240       9,567
Depreciation.........................................      15,373      11,819      11,885      10,295       9,488
-----------------------------------------------------------------------------------------------------------------
Debt:
  Senior debt........................................  $  117,626  $    4,485  $    3,855  $    3,820  $   74,679
  Senior debt as a percent of total capitalization...        39.7%        2.6%        2.5%        2.8%       58.1%
  Total debt.........................................  $  186,626  $   73,485  $   72,855  $   72,820  $   74,679
  Total debt as a percent of total capitalization....        62.9%       42.9%       48.0%       53.4%       58.1%
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity.................................  $  109,986  $   97,953  $   79,031  $   63,644  $   53,788
Stockholders' equity per share.......................       19.10       16.60       13.42       10.85        9.36
Return on average stockholders' equity...............        17.1%       21.4%       20.5%       18.0%        8.5%
-----------------------------------------------------------------------------------------------------------------

* The per share data was restated for a 10% stock dividend in 1996. In addition, 1994, 1993 and 1992 include the affects of a 10% stock dividend in 1995, and 1992 also includes the affects of a 3 for 2 stock split effected in the form of a stock dividend in 1993.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    Year Ended January 31, 1997 (1996) as Compared to the Year Ended January 31, 1996 (1995).

OVERVIEW

    The Company designs, manufactures and markets a diverse range of products in its transportation products and analytical instruments business segments. These products are marketed to the railroad, heavy-duty truck and trailer, automotive and petroleum industries. The demand for the Company's products is affected by domestic as well as international economic conditions. The Company's manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing product demand, the profitability of many of the Company's operations may change proportionately more than revenues of such operations.

OPERATIONS

    The Company's sales for fiscal 1996 were $409.5 million, up $22.5 million or 5.8% from sales of $387.0 million in 1995. Sales increased in the transportation products segment as a result of acquisitions while sales in the analytical instruments segment declined as a result of dispositions in mid 1996 and 1995.

    Net earnings for the year were $17.9 million or $2.27 per share on a fully diluted basis. This represented a decrease of 8.9% from the $19.6 million or $2.43 per share on a fully diluted basis in 1995. Operating profit increased in both business segments, but higher net interest expense resulted in lower consolidated net earnings.

TRANSPORTATION PRODUCTS

    Transportation products revenues increased 14.8% to $364.0 million, as compared to $317.1 million in 1995. The Company's heavy-duty truck and trailer business had lower sales than during the prior year period as a result of significantly lower industry demands offset partly by greater customer penetration with new and existing products. During 1996, production began on components for a new truck introduced by a large customer. Although this program contributed approximately $9 million of sales, volumes were not sufficient to provide profits during 1996.

    Revenues increased significantly at the railroad business as a result of the largest acquisition in the Company's history in July 1996. The acquisition extended the Company's participation globally in the rail industry with tapered roller bearings used on railcars and locomotives. At our other rail businesses, reduced export sales coupled with lower domestic railcar and locomotive build rates resulted in slightly lower revenues. In late January 1997, the Company purchased a German manufacturer of railroad cushioning devices which did not have a material impact on 1996 operations. The Company's automotive components business had slightly higher sales despite flat industry production. Industry-wide demand for light trucks was up again which continues to benefit the Company.

    Operating profit in 1996 was $37.4 million (10.3% of segment sales) compared to $36.9 million (11.6% of segment sales) during 1995. Significant profitability improvements in automotive products driven by reduction of material cost and productivity improvements as well as the impact of the railroad acquisition offset earnings declines experienced in the remaining railroad products businesses as well as the heavy-duty truck/trailer business. Declines in operating profit at the truck/trailer business reflected the effects of lower demand and selected price reductions. At the railroad business, losses incurred on an export contract and a European facility as well as domestic pricing pressures lowered earnings.

ANALYTICAL INSTRUMENTS

    Sales in the analytical instruments segment for 1996 decreased to $45.5 million compared to $69.9 million in 1995. The decrease in revenues in this segment occurred primarily as a result of the sale of non-strategic businesses in July 1995 and July 1996 which accounted for $22.4 million of the decrease. The petroleum analyzer business had lower revenues for the full year due to weaker sales in the first half of the year. However in the fourth quarter of 1996, sales of petroleum analyzers exceeded the prior year quarter as a result of higher customer demand.

    Operating profit for the analytical instruments segment increased to $9.8 million (21.5% of segment sales) from $9.0 million (12.9% of segment sales) in the prior year's period. Operating profit improved in 1996 as a result of a $3.7 million pre-tax gain on the sale of a business in July 1996. Operating profit of the remaining petroleum analyzer business was lower in 1996 than the prior year following the decline in revenues.

COST OF SALES

    Consolidated gross margin was 24.5% in 1996 compared to 25.0% in 1995. Gross margin increased at the analytical instruments segment but declined at the transportation products segment. Within the transportation products segment, gross margin improved at the automotive business due to improved productivity and lower material costs but declined elsewhere as a result of lower throughput and, in certain instances, less favorable prices. In the analytical instruments segment, gross margin increased primarily due to the sale of lower margin businesses. The gross margin of the petroleum analyzer business increased slightly.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses in 1996 were $63.6 million (15.5% of sales) compared to $57.8 million (14.9% of sales) in 1995. The increase in 1996 expenditures was primarily the result of the significant business acquired net of the business divested. Expenditures elsewhere were $1.1 million higher in 1996 than the prior year as a result of increased spending on engineering, product development, and marketing. In both segments, selling, general and administrative expenses were higher when expressed as a percent of sales, due to the effects of acquisition and divestiture activities and the previously noted increased spending.

INTEREST EXPENSE AND INCOME TAXES

    Gross interest expense for 1996 was $9.4 million compared to $5.3 million for the prior year's period. Borrowings increased substantially to finance two acquisitions including one of which was the largest in Company history. Average interest rates increased slightly over that of last year's period. Interest income was $.2 million lower in 1996 as a result of decreased levels of temporary investments during the second half of 1996.

    Income taxes were provided at an effective rate of 43.9% in 1996 and 43.5% in 1995. The higher than statutory federal rate reflects non-deductible goodwill amortization which substantially increased in 1996, higher taxes on foreign operations, and state income taxes as well as the effects of dispositions in both years.

FOURTH QUARTER

    Sales for the fourth quarter of 1996 were $106.6 million, up from the $88.1 million reported in 1995. Sales were up substantially in the transportation segment reflecting a large 1996 acquisition as well as increased railroad products revenues elsewhere. Sales of automotive and heavy-duty truck and trailer products declined slightly. In the analytical instruments segment, the mid-year divestiture resulted in lower 1996 sales when compared to the prior year quarter. Sales at the remaining petroleum analyzer business increased.

    Net earnings were $3.0 million or $.41 per share on a fully diluted basis in 1996's fourth quarter compared to $3.3 million or $.44 per share in the year-ago period. Operating profit was up in the transportation products segment as a result of a large acquisition in July 1996. In the analytical instruments segment, operating profit declined due to the mid-year 1996 disposition. The operating profit at the remaining petroleum analyzer business increased during 1996's fourth quarter despite unfavorable currency translation effects. The effective income tax rate in the fourth quarter of 1996 was 42.9% compared to 43.5% in the 1995 quarter.

CAPITAL RESOURCES AND LIQUIDITY

    During the three-year period ended January 31, 1997, the Company generated $158.4 million of cash flow defined as earnings before interest, taxes, depreciation and amortization ("EBITDA"). As of January 31, 1997, the Company's working capital was $69.5 million, its total assets were $393.9 million, its total debt was $186.6 million and stockholders' equity was $110.0 million. EBITDA was 6.8 times the interest expense for the year.

    Investing activities during the three-year period ended January 31, 1997 included capital expenditures of $56.3 million. These capital expenditures were primarily for machinery and equipment to support new products and to improve productivity and efficiency. At January 31, 1997, the Company had no material commitments to purchase machinery and equipment.

    To support its investing activities, the Company has a $190.0 million term loan and revolving credit agreement which was entered into in 1996 and expires on July 19, 2002. The $110.0 million term loan portion of this facility was used to finance a large acquisition in 1996. The $80.0 million revolving credit facility will be used by the Company as the principal source of acquisition funding. At January 31, 1997, the Company had $107.0 million outstanding under the term loan portion of the facility and $4.0 million outstanding under the revolving credit portion of the facility. The percentage of debt to total capitalization at January 31, 1997 was 62.9% up from 42.9% at January 31, 1996. Cash and short-term investments were $3.1 million at the end of fiscal 1996 compared to $22.9 million at the end of fiscal 1995. The Company believes that internally generated funds will be sufficient to satisfy its anticipated working capital needs, capital expenditures and scheduled debt repayments.

YEAR ENDED JANUARY 31, 1996 (1995) AS COMPARED TO THE YEAR ENDED JANUARY 31,
  1995 (1994)

    The Company's sales for fiscal 1995 were $387.0 million, up $45.5 million or 13.3% from sales of $341.5 million in 1994. Sales increased in the transportation products segment due to higher demand and acquisitions. Sales declined in the analytical instruments segment primarily as a result of a disposition in mid-1995.

    Net earnings for the year were $19.6 million or $2.43 per share on a fully diluted basis. This represented a 32.8% increase over the $14.8 million or $1.92 per share on a fully diluted basis in 1994. Profits increased in both business segments, with the transportation segment having the greatest increase.

    Transportation products revenues increased 21.1% to $317.1 million, as compared to $261.8 million in 1994. The Company's heavy-duty truck and trailer business had higher sales than during the prior year period as a result of increased industry demands and greater customer penetration with new and existing products. Also during 1995, a contract was signed with a large truck customer to produce components for a new truck to be introduced in early 1996. No revenues were generated in 1995, although start-up costs were incurred for this contract. Revenues increased at the railroad business as a result of two 1994 acquisitions, while comparable business revenues were flat. The acquisition extended the Company's participation in European railroad components and domestic and international locomotive components. During the latter half of 1995, mergers of several of the largest domestic railroads caused a delay in demand for certain railroad products. The Company's automotive components business had lower sales due to elimination of certain low margin products. Industry-wide demand for light trucks was up which benefited the Company.

    Operating profit in 1995 was $36.9 million (11.6% of segment sales) compared to $28.0 million (10.7% of segment sales) during 1994. Higher volume in the heavy-duty truck and trailer business resulted in improved operating profit. At the automotive parts business, operating profit increased despite lower revenues as a result of improved productivity and efficiency. Railroad components' operating profit improved as a result of higher efficiency, cost containment and acquisitions.

    Sales in the analytical instruments segment for 1995 decreased to $69.9 million compared to $79.7 million in 1994. The decrease in revenues in this segment occurred as a result of the sale of a non-strategic business in July 1995 whose contribution to sales in 1995 was $12.9 million lower than that in 1994. If the effects of this business were eliminated, revenues in the remainder of the segment increased $3.0 million. The petroleum analyzer business had increased revenues offsetting a small decline in sales of research laboratory instruments. The increase in sales resulted from higher sales of on-line instruments, positive currency adjustments ($2.3 million) and increased sales through company-owned distributors.

    Operating profit for the analytical instruments segment increased to $9.0 million (12.9% of segment sales) from $8.5 million (10.7% of segment sales) in the prior year's period. Operating profit improved in 1995 in all business areas except the business sold in 1995. Improved profit resulted from cost reductions in the research laboratory appliance business and the positive effect of currency translation ($.3 million) in the petroleum analyzer business.

    Consolidated gross margin was 25.0% in 1995 compared to 23.7% in 1994. Gross margin increased at both business segments. Within the transportation products segment, gross margin improved at the automotive and railroad businesses but declined at the heavy-duty truck and trailer business. A significant increase in the automotive gross margin resulted from improved productivity and efficiency. Heavy-duty truck and trailer gross margin declined due to increased raw material prices that could not be offset by higher selling prices. In the analytical instruments segment, gross margin increased due to cost reduction and improved productivity at the research laboratory appliance business as well as a greater 1995 margin at the disposed business.

    Selling, general and administrative expenses in 1995 were $57.8 million (14.9% of sales) compared to $50.4 million (14.8% of sales) in 1994. In the transportation products segment, selling, general and administrative expenses were flat when expressed as a percent of sales while they were higher as a percent of sales in the analytical instruments segment primarily due to the previously-mentioned divestiture whose expenses as a percentage of sales were lower than that of the other companies in the analytical instruments segment. During the year, the Company increased its spending on engineering, research and product development.

    Gross interest expense for 1995 was $5.3 million compared to $5.2 million for the prior year's period. Borrowings and average interest rates were relatively unchanged. Interest income was $.3 million higher in 1995 as a result of increased levels of temporary investments during the year.

    Income taxes were provided at an effective rate of 43.5% in 1995 and 42.9% in 1994. The higher than statutory federal rate reflects non-deductible goodwill amortization, higher taxes on foreign operations, and state income taxes.

                      VARLEN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED JANUARY 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Net sales....................................................................  $  409,475  $  386,987  $  341,521
  Cost of sales..............................................................     309,027     290,052     260,469
                                                                               ----------  ----------  ----------
Gross profit.................................................................     100,448      96,935      81,052
  Selling, general and administrative expenses...............................      63,607      57,762      50,436
                                                                               ----------  ----------  ----------
Earnings from operations.....................................................      36,841      39,173      30,616
  Interest expense...........................................................      (9,402)     (5,281)     (5,249)
  Interest income............................................................         662         814         487
  Gain on sale of business...................................................       3,730          --          --
                                                                               ----------  ----------  ----------
Earnings before income taxes.................................................      31,831      34,706      25,854
  Income tax expense.........................................................      13,974      15,097      11,092
                                                                               ----------  ----------  ----------
Net earnings.................................................................  $   17,857  $   19,609  $   14,762
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Primary earnings per share...................................................  $     2.96  $     3.19  $     2.44
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Fully diluted earnings per share.............................................  $     2.27  $     2.43  $     1.92
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of shares--primary...................................       6,023       6,141       6,064
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of shares--fully diluted.............................       9,078       9,199       9,136
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                 JANUARY 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
ASSETS:
Current assets:
  Cash and cash equivalents...............................................................  $    3,133  $   22,915
  Accounts receivable, less allowance for doubtful accounts of $1,455 and $1,318..........      62,088      43,297
  Inventories:
    Raw materials.........................................................................      23,795      18,230
    Work in process.......................................................................      17,285       8,760
    Finished goods........................................................................      12,551       9,501
                                                                                            ----------  ----------
                                                                                                53,631      36,491
                                                                                            ----------  ----------
  Deferred and refundable income taxes....................................................       8,244       4,344
  Other current assets....................................................................       5,357       4,467
                                                                                            ----------  ----------
Total current assets......................................................................     132,453     111,514
                                                                                            ----------  ----------
Property, plant and equipment:
  Land....................................................................................       5,436       3,385
  Buildings...............................................................................      39,779      23,298
  Machinery and equipment.................................................................     150,468      98,327
  Construction in progress................................................................       4,756      12,269
                                                                                            ----------  ----------
                                                                                               200,439     137,279
  Less accumulated depreciation...........................................................      75,859      67,604
                                                                                            ----------  ----------
                                                                                               124,580      69,675
                                                                                            ----------  ----------
Goodwill and other intangible assets, less accumulated amortization of $18,128 and
  $15,684.................................................................................     133,419      42,837
Investments and other assets..............................................................       3,426       6,848
                                                                                            ----------  ----------
                                                                                            $  393,878  $  230,874
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 JANUARY 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current maturities of long-term debt....................................................  $    2,273  $       87
  Accounts payable........................................................................      26,623      20,954
  Accrued expenses........................................................................      32,366      22,313
  Income taxes payable....................................................................       1,730       1,116
                                                                                            ----------  ----------
Total current liabilities.................................................................      62,992      44,470
                                                                                            ----------  ----------
Long-term debt:
  Convertible subordinated debentures.....................................................      69,000      69,000
  Other long-term debt....................................................................     115,353       4,398
                                                                                            ----------  ----------
Total long-term debt......................................................................     184,353      73,398
                                                                                            ----------  ----------
Deferred income taxes.....................................................................      16,252       4,539
Other liabilities.........................................................................      20,295      10,514
Stockholders' equity:
  Preferred stock, par value $1.00 per share; authorized 500 shares, issuable in series;
    none issued...........................................................................          --          --
  Common stock, par value $.10 per share; authorized 20,000 shares; issued: 5,758 and
    5,946.................................................................................         576         541
  Additional paid-in capital..............................................................      37,473      29,634
  Retained earnings.......................................................................      72,228      69,239
  Deferred stock compensation.............................................................        (291)       (496)
  Common stock held in treasury, at cost; 45 shares.......................................          --        (965)
                                                                                            ----------  ----------
Total stockholders' equity................................................................     109,986      97,953
                                                                                            ----------  ----------
                                                                                            $  393,878  $  230,874
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            DEFERRED                 TOTAL
                                                                   ADDITIONAL                 STOCK                  STOCK-
                                                        COMMON       PAID-IN    RETAINED     COMPEN-    TREASURY    HOLDERS'
                                                         STOCK       CAPITAL    EARNINGS     SATION       STOCK      EQUITY
                                                      -----------  -----------  ---------  -----------  ---------  ----------
Balance at February 1, 1994.........................   $     485    $  16,140   $  47,943   $    (924)  $      --  $   63,644
Issuance of common stock under options..............           2          281          --          --          --         283
Amortization of deferred stock compensation.........          --           --          --         222          --         222
Cash received on stock subscriptions................          --           --         243          --          --         243
Cost of common stock for the purchase of business...          --           95          --          --          --          95
Net earnings........................................          --           --      14,762          --          --      14,762
Cash dividends ($.33 per share).....................          --           --      (1,942)         --          --      (1,942)
Additional minimum pension liability................          --           --          80          --          --          80
Currency translation adjustments--unrealized........          --           --       1,644          --          --       1,644
                                                           -----   -----------  ---------  -----------  ---------  ----------
Balance at January 31, 1995.........................         487       16,516      62,730        (702)         --      79,031
Issuance of common stock under options..............           5          837          --          --          --         842
Amortization of deferred stock compensation.........          --           --          --         206          --         206
Cash received on stock subscriptions................          --           --         388          --          --         388
Stock dividend......................................          49       12,281     (12,330)         --          --          --
Net earnings........................................          --           --      19,609          --          --      19,609
Cash dividends ($.35 per share).....................          --           --      (2,112)         --          --      (2,112)
Purchase of treasury stock..........................          --           --          --          --        (965)       (965)
Additional minimum pension liability................          --           --          69          --          --          69
Currency translation adjustments--unrealized........          --           --         885          --          --         885
                                                           -----   -----------  ---------  -----------  ---------  ----------
Balance at January 31, 1996.........................         541       29,634      69,239        (496)       (965)     97,953
Issuance of common stock under options..............           1          226         (48)         --          88         267
Amortization of deferred stock compensation.........          --           --          --         205          --         205
Cash received on stock subscriptions................          --           --         233          --          --         233
Stock dividend......................................          34        7,613     (11,764)         --       4,117          --
Net earnings........................................          --           --      17,857          --          --      17,857
Cash dividends ($.36 per share).....................          --           --      (2,084)         --          --      (2,084)
Purchase of treasury stock..........................          --           --          --          --      (3,240)     (3,240)
Additional minimum pension liability................          --           --          (6)         --          --          (6)
Currency translation adjustments--unrealized........          --           --      (1,199)         --          --      (1,199)
                                                           -----   -----------  ---------  -----------  ---------  ----------
Balance at January 31, 1997.........................   $     576    $  37,473   $  72,228   $    (291)  $      --  $  109,986
                                                           -----   -----------  ---------  -----------  ---------  ----------
                                                           -----   -----------  ---------  -----------  ---------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED JANUARY 31,
                                                                               -----------------------------------
                                                                                  1997         1996        1995
                                                                               -----------  ----------  ----------
Cash flows from operating activities:
  Net earnings...............................................................  $    17,857  $   19,609  $   14,762
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation.............................................................       15,373      11,819      11,885
    Amortization.............................................................        3,725       2,440       2,779
    Deferred income taxes....................................................        1,165         476      (1,748)
    Gain on sale of business.................................................       (3,730)         --          --
    Change in assets and liabilities net of effects from purchased and sold businesses:
      Accounts receivable, net...............................................        1,572       2,751      (9,532)
      Inventories............................................................          245       1,740       2,156
      Refundable income taxes................................................       (2,515)          8         130
      Other current assets...................................................          (44)       (522)       (768)
      Accounts payable.......................................................        3,047      (6,061)      6,363
      Accrued expenses.......................................................       (9,623)     (1,079)      2,207
      Income taxes payable...................................................        1,954      (1,803)      2,431
      Other noncurrent assets................................................          899       1,878          93
      Other noncurrent liabilities...........................................        1,181         859         379
                                                                               -----------  ----------  ----------
        Total adjustments....................................................       13,249      12,506      16,375
                                                                               -----------  ----------  ----------
      Net cash provided by operating activities..............................       31,106      32,115      31,137
Cash flows from investing activities:
  Fixed asset expenditures...................................................      (18,193)    (23,427)    (14,701)
  Cost of purchased businesses, net of cash acquired and other long-term
    investments..............................................................     (154,926)     (6,253)     (7,800)
  Sale of businesses.........................................................       21,118       8,013          --
  Sale of marketable securities..............................................        4,469          --          --
  Disposals and other changes in property, plant and equipment...............          243         395       1,067
                                                                               -----------  ----------  ----------
    Net cash used in investing activities....................................     (147,289)    (21,272)    (21,434)
                                                                               -----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from debt.........................................................      111,083       1,107          33
  Payments of debt...........................................................       (9,551)        (82)       (331)
  Issuance of common stock under option plans................................           95         581         161
  Cash received on stock subscriptions.......................................          233         388         243
  Purchase of treasury stock.................................................       (3,240)       (965)         --
  Cash dividends paid........................................................       (2,084)     (2,112)     (1,942)
                                                                               -----------  ----------  ----------
    Net cash provided by (used in) financing activities......................       96,536      (1,083)     (1,836)
                                                                               -----------  ----------  ----------
Effect of exchange rate changes on cash......................................         (135)         59          61
                                                                               -----------  ----------  ----------
Net (decrease) increase in cash and cash equivalents.........................      (19,782)      9,819       7,928
Cash and cash equivalents at beginning of year...............................       22,915      13,096       5,168
                                                                               -----------  ----------  ----------
Cash and cash equivalents at end of year.....................................  $     3,133  $   22,915  $   13,096
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                      VARLEN CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Varlen Corporation and all of its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated.

    (b) USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with a maturity of three months or less from the date of purchase to be cash equivalents.

    (d) INVENTORIES: Inventories are stated at the lower of cost or market. Cost of inventories is determined using the last-in, first-out (Lifo) method for 79% and 73% of inventories, at January 31, 1997 and 1996, respectively. The first-in, first-out (Fifo) method is used for all remaining inventories. If the Fifo method of determining inventory costs had been used for all inventories, inventories would have increased approximately $1,501,000 and $2,138,000 at January 31, 1997 and 1996, respectively.

    (e) PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The useful lives of buildings range from 10 to 45 years and the useful lives of machinery and equipment range from 3 to 12 years.

    (f) LONG-LIVED ASSETS: Goodwill is amortized on a straight-line basis over a period of 15 to 40 years. The carrying amount of goodwill and other long-lived assets is evaluated annually to determine if adjustment to the amortization or depreciation period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of long-lived assets and the projected undiscounted cash flows of the operations to which the long-lived assets are deployed. Other intangible assets are amortized on a straight-line basis over their useful lives.

    (g) EARNINGS PER SHARE: Primary earnings per share is computed on the basis of the weighted average number of common shares outstanding during the period plus common equivalent shares arising from stock incentive plans using the treasury stock method. The computation of fully diluted earnings per share includes the weighted average number of shares that would have been issued upon conversion of the convertible debentures and the effect on net earnings for the reduction in the after-tax interest expense on the converted debentures.

    (h) FOREIGN CURRENCY TRANSLATION: Foreign currency financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a component of Stockholders' Equity. Gains and losses from foreign currency transactions are included in earnings.

    (i) NEW ACCOUNTING STANDARD: In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" which was adopted by the Company in 1996. This Statement allows for, and the Company elected to, retain its

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) current accounting for employee stock-based compensation arrangements under Accounting Principles Board Opinion No. 25 with certain additional disclosures. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

    (j) DERIVATIVE FINANCIAL INSTRUMENTS: The Company uses derivatives to transfer or reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements.

2. OVERVIEW OF THE COMPANY

    The Company designs, manufactures and markets a diverse range of products in its transportation products and analytical instruments business segments. These products are marketed to the railroad, heavy-duty truck and trailer, automotive and petroleum industries. The demand for the Company's products is affected by domestic as well as international economic conditions.

3. ACQUISITIONS

    Effective December 31, 1996, the Company purchased Karl Georg ("Georg"), a German railcar cushioning device manufacturer for cash and deferred payments. Georg has two manufacturing facilities in Germany with annual revenues of approximately $15.0 million.

    On June 15, 1996, the Company, a wholly-owned subsidiary of the Company and Brenco, Incorporated ("Brenco"), a manufacturer and reconditioner of specialized tapered roller bearings for the railroad industry with headquarters in Virginia, entered into an acquisition agreement for the purchase of all of Brenco's outstanding common stock for $16.125 per share. As a result of the tender offer which expired on July 18, 1996, the Company owned approximately 96% of the outstanding common stock of Brenco. On August 23, 1996, the remaining non-tendered shares were canceled and converted into the right to receive $16.125 per share, making Brenco a wholly-owned subsidiary of the Company. The total purchase price for the common stock of Brenco was approximately $165 million in cash and was financed with a $190 million credit facility from the Company's existing bank group plus cash on hand. The unaudited consolidated results of operations on a pro forma basis as though Brenco had been acquired on February 1, 1995 are as follows (in thousands):

                                                                           1996        1995
                                                                        ----------  ----------
Net sales.............................................................  $  470,352  $  505,149
Net earnings..........................................................      18,580      21,598
Net earnings per share -- primary.....................................  $     3.08  $     3.52
Net earnings per share -- fully diluted...............................        2.35        2.65

    The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Brenco acquisition been consummated as of February 1, 1995, nor are they necessarily indicative of future operating results.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS (CONTINUED)
    On January 16, 1995, the Company purchased the assets of the Railroad Division of Prime Manufacturing Corporation ("Prime"), located in Oak Creek, Wisconsin. Prime manufactures a wide range of engineered products for railroad locomotives, including heating, ventilating and air conditioning equipment; valves and refrigerators. Prime's products are sold to both original equipment manufacturers and the aftermarket.

    On August 18, 1994, the Company acquired Acieries de Ploermel ("AP"), a steel foundry located in the Brittany region of northwest France. AP specializes in railroad products and is an approved source for most of the national railroads in Europe. AP also provides castings for valve manufacturers and, to a lesser extent, for the auto industry.

    The acquisitions have been accounted for by the purchase method of accounting with the excess of the purchase price over the fair value of the net assets acquired amortized over a period of 15 to 40 years. The operating results of the businesses acquired have been included in the accompanying consolidated results of operations from the respective dates of acquisition.

4. DISPOSITIONS

    On November 8, 1996, the Company sold Brenco's Rail Link, Inc. subsidiary ("Rail Link"), a railroad switching services and short-line railroad operator to Genesee & Wyoming, Inc. for $9.0 million in cash and additional proceeds based upon future performance. The earnings of Rail Link since its acquisition through its date of sale, along with the gain on its sale, are excluded from earnings. The earnings of Rail Link have been recorded as adjustments to the carrying amount of its assets with the gain on its sale treated as an adjustment of the purchase price allocation.

    On July 30, 1996, the Company sold the laboratory appliance division of its Precision Scientific, Inc. subsidiary, a manufacturer of research laboratory appliances for approximately $12.0 million in cash net of selling costs. This sale resulted in a gain of $3.7 million ($2.1 million after-tax) or $.23 per fully diluted share. Net sales from this company for 1996 through the date of sale were approximately $8.6 million.

    On July 18, 1995, the Company sold its National Metalwares, Inc. subsidiary, a maker of tubular steel components for manufacturers of consumer durables, to a private investment group for approximately $8.5 million in cash net of selling costs. Net sales from this subsidiary for 1995 through the date of sale were approximately $11.0 million.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. SUPPLEMENTARY CASH FLOW INFORMATION

                                                                1996        1995       1994
                                                             -----------  ---------  ---------
                                                                      (In thousands)
Cash paid during the year for:
  Interest.................................................  $     9,168  $   5,134  $   5,096
                                                             -----------  ---------  ---------
                                                             -----------  ---------  ---------
  Income taxes (net).......................................  $    13,409  $  16,185  $  10,220
                                                             -----------  ---------  ---------
                                                             -----------  ---------  ---------
Purchase of businesses:
  Fair value of assets acquired............................  $   207,784  $   1,003  $  15,230
  Cash paid, net of cash acquired..........................     (154,926)    (1,003)    (7,800)
  Common stock issued for purchase.........................           --         --        (95)
                                                             -----------  ---------  ---------
  Liabilities assumed......................................  $    52,858  $      --  $   7,335
                                                             -----------  ---------  ---------
                                                             -----------  ---------  ---------

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and fair value of the Company's financial instruments at year end are as follows (in thousands):

                                                          1996                   1995
                                                 ----------------------  --------------------
                                                  CARRYING      FAIR     Carrying     Fair
                                                   AMOUNT      VALUE      Amount      Value
                                                 ----------  ----------  ---------  ---------
Term loan......................................  $  107,000  $  107,000  $      --  $      --
Revolving credit facility......................       4,000       4,000         --         --
Convertible subordinated debentures............      69,000      70,208     69,000     74,175
Industrial revenue bond and other debt.........       4,353       4,332      4,398      4,397
                                                 ----------  ----------  ---------  ---------
Total long-term debt...........................  $  184,353  $  185,540  $  73,398  $  78,572
                                                 ----------  ----------  ---------  ---------
                                                 ----------  ----------  ---------  ---------

    The carrying amounts for cash and cash equivalents, accounts receivable, marketable securities, accounts payable and current maturities of long-term debt are reasonable estimates of their fair value. The term loan and revolving credit facility are borrowed at current market rates and thus reflect their fair value. The fair value of the convertible subordinated debentures is their quoted market value. The fair value of industrial revenue bonds and other debt are estimated using discounted cash flow analysis and market rates for similar financial instruments.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. LONG-TERM DEBT

    Long-term debt at year end is comprised of the following (in thousands):

                                                                            1996       1995
                                                                         ----------  ---------
Term loan..............................................................  $  107,000  $      --
Revolving credit facility..............................................       4,000         --
6.5% convertible subordinated debentures due 2003......................      69,000     69,000
Industrial revenue bonds and other debt................................       6,626      4,485
                                                                         ----------  ---------
                                                                            186,626     73,485
Less current portion...................................................      (2,273)       (87)
                                                                         ----------  ---------
Long-term debt.........................................................  $  184,353  $  73,398
                                                                         ----------  ---------
                                                                         ----------  ---------

    On July 19, 1996, the Company entered into a $190 million term loan and revolving credit agreement (the "Agreement") which replaced its $80 million revolving credit facility. This Agreement was obtained to facilitate the Brenco acquisition as well as future acquisitions. The Agreement is in the form of two facilities. Facility "A" is a term-loan of $110 million and facility "B" is a revolving credit facility with an $80 million capacity. The term-loan comes due on July 19, 2002 and requires escalating quarterly principal payments which began in October 1996. The revolving credit facility requires no prepayments and comes due on July 19, 2002 with two optional one year extensions. The Agreement provides for interest at one of three market interest rates selected by the Company plus an applicable margin which is dependent upon the market interest rate chosen and the relationship of debt to cash flow. The highest interest rate under the Agreement was the prime rate with maximum commitment fees of 3/8 of 1% on the unused portion of the line of credit. Pursuant to the Agreement, the Company has entered into four interest rate swap agreements with durations of one to three years. The swap agreements effectively convert $40 million of its term loan from variable interest rate debt to fixed interest rate debt with an average fixed interest rate of 6.9%. While the Company is exposed to credit loss on its interest rate swaps in the event of non-performance by the counterparties to such swaps, management believes such non-performance is unlikely to occur given the financial resources of the counterparties. The average interest rate on all of the Agreement borrowings during 1996 was approximately 7.2%.

    The Agreement contains provisions which require the Company to maintain a specified level of net worth and comply with various financial ratios and includes, among other provisions, restrictions on leases, investments, dividend payments and the incurrence of additional indebtedness. At January 31, 1997, $22,072,000 was available for dividend distributions under these provisions.

    In 1993, the Company issued $69 million aggregate principal amount of 6.5% Convertible Subordinated Debentures Due 2003. These unsecured debentures are convertible into Common Stock of the Company at $22.59 per share and are callable in whole or in part after June 3, 1996 at the option of the Company at specified redemption prices plus accrued interest.

    Industrial revenue bonds, due in 2004, and other notes payable are secured by the property, plant and equipment purchased with the proceeds of such debt. Interest on the bonds is paid at rates ranging from 6.8% to 7.0%.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. LONG-TERM DEBT (CONTINUED)
    Scheduled repayments of long-term debt in each of the next five years are $9,273,000, $10,194,000, $16,173,000, $22,164,000 and $26,163,000. The term loan repayments due in the next twelve months are classified as long-term on the consolidated balance sheets as the Company has the ability and intent to refinance these repayments under its revolving credit facility.

8. LEASES AND ACCRUED EXPENSES

    The Company and its subsidiaries occupy various manufacturing and office facilities and use certain equipment under operating lease arrangements. Total rent expense under such agreements amounted to approximately $2,401,000 in 1996, $1,936,000 in 1995 and $1,429,000 in 1994. At January 31, 1997, the aggregate minimum future rental commitments under the non-cancelable leases with terms in excess of one year were approximately $6,264,000. Amounts due annually in each of the next five years are $1,975,000, $1,622,000, $1,013,000, $796,000 and
$514,000.

    Accrued expense at January 31, 1997 and January 31, 1996 include $9,768,000, and $9,567,000, respectively, for certain accrued employee benefits. Research and development costs charged to earnings were $9,540,000 in 1996, $5,948,000 in 1995 and $4,366,000 in 1994.

9. INCOME TAXES

    Earnings before income taxes were derived from the following sources (in thousands):

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Domestic.....................................................  $  31,590  $  34,273  $  23,871
Foreign......................................................        241        433      1,983
                                                               ---------  ---------  ---------
  Total......................................................  $  31,831  $  34,706  $  25,854
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Income tax expense consists of the following (in thousands):

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Current:
  Federal....................................................  $  10,857  $  11,025  $   9,365
  State and local............................................      2,095      2,537      2,141
  Foreign....................................................        602        758        886
                                                               ---------  ---------  ---------
    Total....................................................     13,554     14,320     12,392
Deferred:
  Federal....................................................        463        742     (1,113)
  State and local............................................       (299)      (146)      (564)
  Foreign....................................................        256        181        377
                                                               ---------  ---------  ---------
    Total....................................................        420        777     (1,300)
                                                               ---------  ---------  ---------
Income tax provision.........................................  $  13,974  $  15,097  $  11,092
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                          JANUARY 31, 1997      January 31, 1996
                                                                        --------------------  --------------------
                                                                          ASSET    LIABILITY    Asset    Liability
                                                                        ---------  ---------  ---------  ---------
Accounts receivable...................................................  $     633  $     811  $     553  $      --
Inventories...........................................................        839        656        711        755
Operating losses......................................................        611         --      1,608         --
Foreign tax credits...................................................        626         --         --         --
State income taxes....................................................         --        195         --        526
Fixed assets..........................................................         --     16,763         40      5,144
Pension...............................................................      1,302         --         --        524
Vacation pay..........................................................      1,298         --      1,021         --
Workers' compensation.................................................        813         --        885         --
Warranty..............................................................      2,786         --        923         --
Deferred compensation.................................................      1,887         --      1,088         --
Employee health and welfare...........................................        679         --        552         --
Intangible assets.....................................................         --      6,626         --      2,347
Retiree health and welfare............................................      1,955         --      1,366         --
Other.................................................................      2,579        225      2,000         76
                                                                        ---------  ---------  ---------  ---------
Subtotal..............................................................     16,008     25,276     10,747      9,372
Valuation allowance...................................................     (1,237)        --     (1,570)        --
                                                                        ---------  ---------  ---------  ---------
Total.................................................................  $  14,771  $  25,276  $   9,177  $   9,372
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

    The valuation allowance relates principally to net operating losses of acquired subsidiaries and excess unused foreign tax credits. The use of such losses and credits in reducing future tax liabilities is subject to substantial limitations. Any use of the losses in the future will reduce goodwill associated with those acquisitions.

    During 1996, the valuation allowance was reduced $959,000 to reflect expired losses and losses used to reduce current tax liabilities and increased $626,000 to reflect excess unused foreign tax credits.

    Income tax expense differs from the amount of income tax determined by applying the statutory federal rate to pre-tax income because of the following (in thousands):

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Income tax provision at statutory federal tax rate...........  $  11,141  $  12,147  $   9,049
State income taxes (net of federal benefit)..................      1,146      1,500        895
Foreign operations...........................................        774        787        569
Goodwill amortization........................................        909        676        278
Other........................................................          4        (13)       301
                                                               ---------  ---------  ---------
Income tax provision.........................................  $  13,974  $  15,097  $  11,092
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES (CONTINUED)
    At January 31, 1997, the Company had remaining net operating loss carryforwards of $1,834,000 which will not expire, including loss carryforwards subject to the valuation allowance discussed above. These arose principally as a result of the acquisition of foreign operations and will reduce income taxes payable to the extent of future taxable income from those operations. Foreign tax credit carryovers of $626,000, subject to the valuation allowance discussed above, expire in 2002.

10. RETIREMENT PLANS

    The Company maintains a variety of retirement plans, including pension plans, covering substantially all employees, and supplemental retirement plans, covering executives. Defined benefit plans cover the majority of union employees and are based on an amount per year of service formula and also certain non-union employees based on an average compensation formula. Substantially all salaried employees are covered by defined contribution plans. The Company makes contributions to the plans in accordance with ERISA and IRS regulations and amortizes past service cost over the average remaining service life of active employees.

    As discussed in note 3, the Company acquired all of the outstanding shares of Brenco in 1996. Accordingly, all activity related to Brenco's two defined benefit plans have been included in accrued pension cost and net defined benefit pension expense since acquisition. In addition, activity related to Brenco's defined contribution plan has been included in net defined contribution plan expense since acquisition. Brenco's impact on accrued pension cost at January 31, 1997 and net defined benefit pension expense from the acquisition date through January 31, 1997 is $4,249,000 and $420,000, respectively. Brenco's impact on defined contribution plan expense for the same period is $483,000.

    As discussed in note 4, the Company sold the assets and liabilities of the laboratory appliance division of Precision Scientific, Inc. in 1996. Accordingly, all activity related to the employees of the laboratory appliance division of Precision Scientific, Inc.'s defined benefit plan has been excluded from the January 31, 1997 funded status information.

    Under the Varlen Corporation Profit Sharing and Retirement Savings Plan, employee deferrals of compensation may be made and the Company will match up to 25% of the first 6% deferred by each employee. Additionally, discretionary amounts of not less than 2% of eligible salaries and wages are contributed by the Company. The Company makes contributions to union-sponsored multi-employer defined benefit plans in accordance with negotiated labor contracts.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. RETIREMENT PLANS (CONTINUED)
    The following table sets forth the funded status of the Company's defined benefit and supplemental pension plans and amounts recognized in the Company's consolidated balance sheets at January 31, 1997 and 1996 (in thousands):

                                                                             OVERFUNDED PLANS     Underfunded Plans
                                                                           --------------------  --------------------
                                                                               JANUARY 31,           January 31,
                                                                             1997       1996       1997       1996
                                                                           ---------  ---------  ---------  ---------
Actuarial present value of:
  Vested benefits........................................................  $   6,381  $   2,785  $  15,486  $   5,137
  Non-vested benefits....................................................        263        142      1,237        742
                                                                           ---------  ---------  ---------  ---------
Accumulated benefit obligation...........................................      6,644      2,927     16,723      5,879
Effect of projected salary increases.....................................         --         --      4,748        715
                                                                           ---------  ---------  ---------  ---------
Projected benefit obligation.............................................      6,644      2,927     21,471      6,594
Fair value of plan assets (primarily short-term and fixed income
  investments)...........................................................      7,297      3,050     15,409      4,152
                                                                           ---------  ---------  ---------  ---------
Funded status at January 31..............................................        653        123     (6,062)    (2,442)
Unrecognized net gain....................................................       (332)       (39)    (1,311)      (593)
Unrecognized prior service cost..........................................        851        354        (34)       530
Liability at date of transition..........................................        139         91        391        549
Adjustment for the minimum liability.....................................         --         --       (147)      (685)
                                                                           ---------  ---------  ---------  ---------
Prepaid (accrued) pension cost...........................................  $   1,311  $     529  $  (7,163) $  (2,641)
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

    Net retirement plan expense for 1996, 1995 and 1994 consists of the following (in thousands):

                                                                                       1996       1995       1994
                                                                                     ---------  ---------  ---------
Service cost-benefits earned during the period.....................................  $     888  $     474  $     593
Net deferral and amortization......................................................        615      1,002       (351)
Interest on projected benefit obligation...........................................      1,273        664        626
Actual return on plan assets.......................................................     (1,626)    (1,379)        39
                                                                                     ---------  ---------  ---------
Net defined benefit pension expense................................................      1,150        761        907
Net multi-employer defined benefit pension expense.................................        494        501        376
Net defined contribution plan expense..............................................      2,873      2,654      2,156
                                                                                     ---------  ---------  ---------
                                                                                     $   4,517  $   3,916  $   3,439
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5%, respectively, in 1996 and 1995, and 8.25% and 5%, respectively, in 1994. The expected long-term rate of return on plan assets ranged from 8.5% and 9% in 1996 and 9% in both 1995 and 1994.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Certain of the Company's subsidiaries maintain benefit plans which provide their employees postretirement medical and life insurance benefits. Eligibility for the plans range from employees retiring at age 55 with a minimum of 5 years of service to employees retiring at age 65 with a minimum of 15 years of service. The Company continues to fund benefit costs primarily on a pay-as-you-go basis and made benefit payments totaling approximately $34,000 during 1996 and $20,000 during 1995. As discussed in note 3, the Company acquired all of the outstanding shares of Brenco in 1996. Accordingly, amounts related to Brenco's postretirement benefits has been included in accrued postretirement benefit cost and net postretirement benefit cost since acquisition. Brenco's impact on accrued postretirement benefit cost at January 31, 1997 and net postretirement benefit cost from the acquisition date through January 31, 1997 is $906,000 and $70,000, respectively.

    The following table sets forth the plan's funded status, reconciled with amounts recognized in the Company's consolidated balance sheets at January 31, 1997 and 1996 (in thousands):

                                                                                January 31
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Accumulated postretirement benefit obligation (APBO):
  Retirees...............................................................  $  (1,079) $    (947)
  Fully eligible active plan participants................................       (827)      (689)
  Other active plan participants.........................................     (3,051)    (1,941)
                                                                           ---------  ---------
Total APBO...............................................................     (4,957)    (3,577)
  Plan assets at fair value (primarily fixed income securities)..........        227        242
                                                                           ---------  ---------
APBO in excess of plan assets............................................     (4,730)    (3,335)
Unrecognized net gain....................................................        (23)       (93)
                                                                           ---------  ---------
Accrued postretirement benefit cost......................................  $  (4,753) $  (3,428)
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net postretirement benefit costs for 1996, 1995 and 1994 consist of the following (in thousands):

                                                                          1996       1995       1994
                                                                        ---------  ---------  ---------
Service cost--benefits attributed to service during the year..........  $     227  $     147  $     203
Interest on accumulated postretirement benefit obligation.............        302        242        233
Net deferral and amortization.........................................        (42)       (42)       (20)
Actual return on plan assets..........................................          6          2        (16)
                                                                        ---------  ---------  ---------
Net postretirement benefit cost.......................................  $     493  $     349  $     400
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The assumed health care cost trend rate used in measuring the APBO for pre-age 65 employees is 10% in 1997, declining approximately 1% per year to 5.5% in 2002, and for post-age 65 employees is 7% in 1997 declining 1% to 6% in 1998; and ending at 5.5% in 2002. The weighted average discount rate used in determining the APBO was between 7.5% and 7.75%, in 1996 and 7.75% in 1995. Salary increases are

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED) assumed to be 5% per year to retirement age in both years and the expected long-term rate of return on plan assets, was 9% in each of 1996, 1995 and 1994.

    If the health care cost trend rate assumptions were increased by 1 percent, the APBO as of January 31, 1997 would be increased by 18%. The effect of this change on the sum of the service cost and interest cost in 1996 would be an increase of 21%.

12. STOCK INCENTIVE PLANS

    The Company had three stock option plans in effect during 1996. One of the stock option plans expired on March 31, 1990 as to future grants. Under the three plans, either Incentive Stock Options or Non-qualified Stock Options can be granted, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee"). Non-qualified Stock Options can be granted for terms of up to 10 years and with an option price that is less than the market value of the Company's common stock on the date of grant, but if less than market value, then not less than book value; such option price may not be less than 50% of market value under the 1989 plan and not less than 85% of market value under the 1993 plan. Incentive Stock Options can be granted for terms of up to 10 years and with an option price that is not less than the market value of the Company's Common Stock on the date of grant. A summary of the changes in outstanding stock options, including options granted under prior plans is as follows:

                                                           1996                    1995                    1994
                                                  ----------------------  ----------------------  ----------------------
                                                              WEIGHTED                Weighted                Weighted
                                                               AVERAGE                 Average                 Average
                                                              EXERCISE                Exercise                Exercise
                                                   SHARES       PRICE      Shares       Price      Shares       Price
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Options outstanding at beginning of
 period.........................................    309,480   $   12.76     321,332   $   11.86     277,167   $   10.58
Granted.........................................     86,375       18.51      62,920       16.02      64,130       16.59
Exercised.......................................     (8,040)      11.82     (55,686)      10.43     (18,362)       8.77
Expired or terminated...........................     (9,118)      16.40     (19,086)      15.07      (1,603)      16.19
                                                  ---------  -----------  ---------  -----------  ---------  -----------

Options outstanding at year end.................    378,697   $   14.00     309,480   $   12.76     321,332   $   11.86
                                                  ---------  -----------  ---------  -----------  ---------  -----------
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Options exercisable at year end.................    196,791                 141,327                 128,048
                                                  ---------               ---------               ---------
                                                  ---------               ---------               ---------
Options available for grant at year end.........    182,408                 259,665                 303,499
                                                  ---------               ---------               ---------
                                                  ---------               ---------               ---------
Weighted-average fair value of options granted
 during the year................................  $    8.54*              $    7.80*
                                                  ---------               ---------
                                                  ---------               ---------

------------------------

* Determined using the Black-Scholes valuation model.

    The Company also has two stock compensation plans which have been in effect since 1993. The Directors Incentive Stock Grant Plan provides for the automatic annual award of 363 shares of Common

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. STOCK INCENTIVE PLANS (CONTINUED)
Stock at par value to each director who is not an employee of the Company. An aggregate of 27,225 shares of Common Stock are available for grant under this plan of which 8,349 have been granted. The Deferred Incentive Stock Purchase Plan provides for an offer to selected officers and other key employees, as determined by the Committee, of rights to purchase Common Stock of the Company at a price determined by the Committee which cannot be less than (1) book value at the grant date for executive officers or (2) the lesser of book value or $3.00 below market price on the date of the grant for other key employees. Quarterly deposits are made by the participant over a five-year period toward the purchase price of the shares, which are issued to the participant upon receipt of the final payment under the plan. An aggregate of 181,500 rights are available for grant under this plan, of which 140,662 have been granted at $11.02 per right.

    The Company has adopted the disclosure-only provisions of SFAS No. 123. Compensation expense recognized in income in 1996 and 1995 for stock-based employee compensation awards under APB 25 totaled approximately $393,000 and $344,000, respectively. If the Company had elected to recognize compensation expense for its stock-based compensation plans consistent with the methods prescribed by SFAS No. 123, net earnings and net earnings per share would have been changed to the unaudited pro forma amounts shown below (in thousands, except per share amounts):

                                                                                1996       1995
                                                                              ---------  ---------
Net earnings................................................  As reported     $  17,857  $  19,609
                                                              Pro forma       $  17,767  $  19,571

Primary earnings per share..................................  As reported     $    2.96  $    3.19
                                                              Pro forma       $    2.95  $    3.19

Fully diluted earnings per share............................  As reported     $    2.27  $    2.43
                                                              Pro forma       $    2.26  $    2.43

    The following table summarizes the weighted average remaining contractual life and weighted average exercise price of options outstanding at January 31, 1997 and the weighted average exercise price of options exercisable at January 31, 1997:

                                           OPTIONS OUTSTANDING
                                -----------------------------------------    OPTIONS EXERCISABLE
                                               WGTD. AVG.                  ------------------------
                                  NUMBER        REMAINING     WGTD. AVG.     NUMBER     WGTD. AVG.
                                OUTSTANDING    CONTRACTUAL     EXERCISE    EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICES        AT YEAR END       LIFE           PRICE     AT YEAR END     PRICE
------------------------------  -----------  ---------------  -----------  -----------  -----------
$7 to $11.....................     123,326            4.5      $    8.62      123,326    $    8.62
$11 to $16....................      65,656            5.4          14.63       43,640        14.23
$16 to $21....................     189,715            8.4          17.29       29,825        16.38
                                -----------                                -----------
                                   378,697                                    196,791
                                -----------                                -----------
                                -----------                                -----------

    The fair value of stock options used to compute the pro forma net earnings and net earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. STOCK INCENTIVE PLANS (CONTINUED)
the following weighted average assumptions used for 1996 and 1995: dividend yield of 1.5%; expected volatility of 24.6%; risk free interest rates ranging from 6.2% to 7.1%; and an expected life of seven years.

13. INDUSTRY SEGMENTS

    Information relating to the Company's segments is as follows (in thousands):

                                                     OPERATING   IDENTIFIABLE   CAPITAL     DEPRECIATION
                                        NET SALES     PROFIT       ASSETS     EXPENDITURES  AMORTIZATION
                                        ----------  -----------  -----------  ------------  ------------
1996
Transportation products...............  $  363,999   $  37,407    $ 348,417    $   17,628    $   16,543
Analytical instruments................      45,476       9,781*      34,695           431         1,731
                                        ----------  -----------  -----------  ------------  ------------
                                           409,475      47,188      383,112        18,059        18,274
Corporate.............................          --      (6,617)      10,766           134           824
Net interest expense..................          --      (8,740)          --            --            --
                                        ----------  -----------  -----------  ------------  ------------
Total.................................  $  409,475   $  31,831    $ 393,878    $   18,193    $   19,098
                                        ----------  -----------  -----------  ------------  ------------
                                        ----------  -----------  -----------  ------------  ------------
1995
Transportation products...............  $  317,122   $  36,855    $ 150,801    $   22,428    $   10,609
Analytical instruments................      69,865       9,035       57,207           904         2,925
                                        ----------  -----------  -----------  ------------  ------------
                                           386,987      45,890      208,008        23,332        13,534
Corporate.............................          --      (6,717)      22,866            95           725
Net interest expense..................          --      (4,467)          --            --            --
                                        ----------  -----------  -----------  ------------  ------------
Total.................................  $  386,987   $  34,706    $ 230,874    $   23,427    $   14,259
                                        ----------  -----------  -----------  ------------  ------------
                                        ----------  -----------  -----------  ------------  ------------
1994
Transportation products...............  $  261,835   $  27,952    $ 139,851    $   12,763    $   10,653
Analytical instruments................      79,686       8,495       59,039         1,839         3,339
                                        ----------  -----------  -----------  ------------  ------------
                                           341,521      36,447      198,890        14,602        13,992
Corporate.............................          --      (5,831)      21,296            99           672
Net interest expense..................          --      (4,762)          --            --            --
                                        ----------  -----------  -----------  ------------  ------------
Total.................................  $  341,521   $  25,854    $ 220,186    $   14,701    $   14,664
                                        ----------  -----------  -----------  ------------  ------------
                                        ----------  -----------  -----------  ------------  ------------

------------------------

* Includes a $3.7 million pre-tax gain on the sale of a division.

    Sales to one customer by a company in the transportation products segment aggregated 15% of consolidated net sales in each of 1996, 1995, and 1994. Sales to another customer by a different company in the transportation products segment aggregated 10% of consolidated net sales in 1994. In addition, sales of one product to customers of the transportation products segment aggregated 12%, 14% and 10% of consolidated net sales in 1996, 1995 and 1994, respectively, and sales of another product to customers of the transportation product segment were 11% and 13% of consolidated net sales in 1995 and 1994, respectively.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. INDUSTRY SEGMENTS (CONTINUED)
    Information relating to the Company by geographic area is as follows (in thousands):

                                                                           NET     IDENTIFIABLE
                                                            NET SALES   EARNINGS     ASSETS
                                                            ----------  ---------  -----------
1996
Domestic Operations.......................................  $  381,993  $  27,321*  $ 366,051
European Operations.......................................      27,482        187      27,827
                                                            ----------  ---------  -----------
                                                               409,475     27,508     393,878
Corporate and net interest expense........................          --     (9,651)         --
                                                            ----------  ---------  -----------
Total.....................................................  $  409,475  $  17,857   $ 393,878
                                                            ----------  ---------  -----------
                                                            ----------  ---------  -----------
1995
Domestic Operations.......................................  $  358,881  $  26,179   $ 198,346
European Operations.......................................      28,106        360      32,528
                                                            ----------  ---------  -----------
                                                               386,987     26,539     230,874
Corporate and net interest expense........................          --     (6,930)         --
                                                            ----------  ---------  -----------
Total.....................................................  $  386,987  $  19,609   $ 230,874
                                                            ----------  ---------  -----------
                                                            ----------  ---------  -----------
1994
Domestic Operations.......................................  $  320,863  $  20,145   $ 191,527
European Operations.......................................      20,658      1,288      28,659
                                                            ----------  ---------  -----------
                                                               341,521     21,433     220,186
Corporate and net interest expense........................          --     (6,671)         --
                                                            ----------  ---------  -----------
Total.....................................................  $  341,521  $  14,762   $ 220,186
                                                            ----------  ---------  -----------
                                                            ----------  ---------  -----------

------------------------

 *  Includes a $2.1 million after-tax gain on the sale of a division.

    Export sales from the Company's United States operations were 10%, 10% and 8%, respectively, of consolidated net sales in 1996, 1995, 1994.

14. STOCKHOLDERS' EQUITY

    On May 29, 1996, the Company's Board of Directors declared a 10% stock dividend payable on July 15, 1996 to stockholders of record on July 1, 1996. The dividend resulted in the issuance of approximately 348,000 new shares of Common Stock and the reissuance of the remaining 175,000 shares of Common Stock held in treasury. All share and per share amounts have been restated to reflect the stock dividend.

    On January 4, 1996, the Company's Board of Directors authorized the purchase of up to 500,000 shares of its Common Stock or the equivalent amount of its 6 1/2 percent convertible subordinated debentures by the Company. As of January 31, 1997, 181,000 shares (before restatement for the 1996 10%

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. STOCKHOLDERS' EQUITY (CONTINUED)
stock dividend) of the Company's Common Stock were purchased under this authorization and recorded as treasury shares, at cost.

    On May 22, 1995, the Company's Board of Directors authorized a 10% stock dividend payable on July 10, 1995 to stockholders of record on June 23, 1995. The dividend resulted in the issuance of approximately 537,000 new shares of Common Stock. In addition, the quarterly cash dividend was maintained at $.09 per share.

    Retained earnings at January 31, 1997 includes $464,000 for stock subscriptions receivable, $283,000, net of deferred income taxes, for unrealized currency translation gains and $51,000, net of deferred income taxes, for an additional minimum pension liability. Retained earnings at January 31, 1996 includes $697,000 for stock subscriptions receivable, $1,482,000, net of deferred income taxes, for unrealized currency translation gains and $45,000, net of deferred income taxes, for an additional minimum pension liability. Retained earnings at January 31, 1995 includes $1,085,000 for stock subscriptions receivable, $597,000, net of deferred income taxes, for unrealized currency translation gains and $114,000, net of deferred income taxes, for an additional minimum pension liability.

15. STOCK PURCHASE RIGHTS

    On June 18, 1996, the Company's Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Common Stock of the Company. The Rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a control premium. The Rights do not prevent a takeover, but encourage anyone seeking to acquire the Company to negotiate with the Company's Board of Directors prior to attempting a takeover.

    Each Right entitles shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $75. The Rights can be exercised if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer for 15% or more of the Common Stock. The Company's Board is entitled to redeem the Rights at one cent per Right at any time before any such person hereafter acquires 15% or more of the outstanding Common Stock.

    If a person acquires 15% or more of the Company's outstanding Common Stock, each Right entitles its holder to purchase, at the Right's exercise price, a number of shares of the Company's Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder become void and cannot be exercised to purchase shares at the bargain purchase price.

    If the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's Common Stock, each Right entitles its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

                      VARLEN CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The following information is presented in thousands of dollars, except per share amounts:

                                                                         FIRST      SECOND      THIRD       FOURTH
                                                                        QUARTER     QUARTER    QUARTER     QUARTER
                                                                       ----------  ---------  ----------  ----------
Net sales.................................................       1996  $   91,975  $  91,025  $  119,898  $  106,577
                                                                 1995     106,969     97,753      94,209      88,056

Gross profit..............................................       1996      23,797     22,479      28,245      25,927
                                                                 1995      27,358     24,078      23,685      21,814

Net earnings..............................................       1996       4,822      5,900       4,137       2,998
                                                                 1995       6,156      4,933       5,217       3,303

Primary earnings per share................................       1996        0.79       0.98        0.69        0.50
                                                                 1995        1.01       0.80        0.84        0.54

Fully diluted earnings per share..........................       1996        0.60       0.73        0.53        0.41
                                                                 1995        0.75       0.60        0.64        0.44

                   QUARTERLY MARKET AND DIVIDEND INFORMATION

                                                    1996                    1995
                                            ---------------------   ---------------------
          FISCAL QUARTER                      HIGH         LOW        High         Low
          --------------------------------  ---------   ---------   ---------   ---------
          First...........................   23 1/16     20 29/64    20 3/64     17 9/64
          Second..........................   23 55/64    19 49/64    23 41/64    19
          Third...........................   23 5/8      20 7/8      25 58/64    20 11/16
          Fourth..........................   22 1/2      18 3/4      24 25/32    19 5/16

    The Company paid a $.09 quarterly dividend in both 1996 and 1995. The Company estimates its number of shareholders of Common Stock, $.10 par value, is approximately 3,300 as of January 31, 1997, which includes approximately 430 shareholders of record and 2,870 shares held in "nominee" or "street" name.

                              REPORT BY MANAGEMENT

    Management is responsible for the consolidated financial statements which have been prepared by the Company in accordance with generally accepted accounting principles applied on a consistent basis. The financial statements necessarily include amounts based on judgments and estimates by management as required by the accounting process. Management also prepared the other financial information in this document.

    The Company's system of internal accounting control, which is applied by operating and financial managers, has been designed to provide reasonable assurance that assets are safeguarded, that transactions are executed and recorded in accordance with management's established policies and procedures, and that accounting records are adequate for preparation of financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management's judgment with respect to the relative cost and expected benefits of specific control measures.

    Varlen's internal audit function reviews the accounting records, financial controls and practices on a planned, rotational basis to determine compliance with corporate policies. The consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors appointed by the Board of Directors. Their responsibility is to audit the Company's consolidated financial statements in accordance with generally accepted auditing standards and to express their opinion with respect to the statements being presented fairly in conformity with generally accepted accounting principles.

    The Audit Committee, which is composed solely of outside directors, meets with and reviews the activities of corporate financial management and the independent auditors to ascertain that each is properly discharging its responsibility. The independent auditors and management have unrestricted access to the Audit Committee, which meets periodically to review accounting, auditing, internal control and financial reporting matters.

Richard L. Wellek                              Richard A. Nunemaker
President and                                  Vice President, Finance and
Chief Executive Officer                        Chief Financial Officer
March 3, 1997

                          INDEPENDENT AUDITORS' REPORT

    We have audited the accompanying consolidated balance sheets of Varlen Corporation and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1997, appearing on pages F-7 through F-11. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Varlen Corporation and subsidiaries as of January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Chicago, Illinois
March 3, 1997

OFFICERS

RICHARD L. WELLEK, age 58      GEORGE W. HOFFMAN, age 56      VICKI L. CASMERE, age 39
President and Chief Executive  Vice President (1990);         Vice President, General
Officer (1983); Various        President of Keystone          Counsel and Secretary (1996);
Varlen Executive and           Industries (1984); Executive   Corporate Counsel of Caremark
Operational positions          Vice President of Operations   Inc. (1992-1996), Vice
(1968-1983); B.S. Industrial   of Keystone Industries         President (1994); B.S.
Management University of       (1979-1984); B.S. Chemical     Finance University of
Illinois                       Engineering University of      Illinois; J.D. The John
                               Pittsburgh                     Marshall Law School

RAYMOND A. JEAN, age 54        RICHARD A. NUNEMAKER, age 48
Executive Vice President and   Vice President, Finance and
Chief Operating Officer        Chief Financial Officer
(1993); Group Vice President   (1991); Vice President,
(1988-1992); B.S. Engineering  Controller (1987); B.S.
Physics University of Maine;   Accountancy; M.A.S.
MBA University of Chicago      University of Illinois,
                               C.P.A.

SHARES LISTED

    Varlen Corporation common stock is traded on the Nasdaq Stock Market under the symbol VRLN and its 6 1/2 percent convertible subordinated debentures are traded on the Nasdaq SmallCap Market under the symbol VRLNG.

PROXY                                                                      PROXY


                               VARLEN CORPORATION
     BOARD OF DIRECTORS PROXY--ANNUAL MEETING OF STOCKHOLDERS--MAY 29, 1997

     THE UNDERSIGNED hereby appoints RICHARD L. WELLEK, THEODORE A. RUPPERT and RICHARD A. NUNEMAKER, with full power of substitution and revocation, as proxies to vote all the stock outstanding in the name of the undersigned entitled to vote at the Annual Meeting of Stockholders of Varlen Corporation to be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532, on Wednesday, May 29, 1997, at 10:00 A.M. (local time) and at any adjournment or adjournments thereof, with the same powers as the undersigned would possess if personally present, as specified herein:




              (Continued and to be DATED AND SIGNED on REVERSE SIDE)

                            VARLEN CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

                                                        Withheld   For all nomi-
                                   DIRECTORS  For all   from all  nees except as
                                   RECOMMEND  nominees  nominees   noted below

1. Election of Directors for        FOR ALL     / /       / /         / /
   a One Year Term:                NOMINEES
   Nominees: Ernest H. Lorch,
   Richard L. Wellek, Greg A.
   Rosenbaum, Theodore A. Ruppert,
   Rudolph Grua, L. William Miles
   and Joseph J. Ross.

* Withhold my vote for the following nominees:

-----------------------------------------------
Comments:


A majority of such proxies as shall be present at the meeting (or if only one shall be present then that one) may exercise all the power of the proxies hereunder. The undersigned hereby revokes all proxies heretofore given with respect to the voting of such stock at such Annual Meeting. The undersigned hereby acknowledges receipt of the Company s Proxy Statement dated April 17, 1997, and of its Annual Report for the fiscal year ended January 31, 1997.

2. In their discretion, upon any other matter which may properly come before the Annual Meeting or any adjournment or adjournments thereof.


THE PROXIES WILL VOTE AS INSTRUCTED HEREIN. IF NO CHOICE IS SPECIFIED, PROXIES WILL VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.


----------------------------------------------------------------

----------------------------------------------------------------
                              Signature(s)

           Dated                                         , 1997
                 ----------------------------------------

Signature of Stockholder should correspond exactly with name as stenciled hereon. When signing as an agent, attorney, executor, administrator, trustee, guardian or corporate official, please give your full title as such. Each joint owner or trustee should sign the proxy.

Please date, sign and return this Proxy in the enclosed envelope.